    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 29, 1998
                                                    Registration No. 333 - _____

================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                   FORM S-3
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933
                               _________________
                           PREMIER BANCSHARES, INC.
            (Exact name of registrant as specified in its charter)

             GEORGIA                             6025                    58-1793778
  (State or other jurisdiction       (Primary Standard Industrial     (I.R.S. Employer
of incorporation or organization)    Classification Code Number)   Identification Number)

                              2180 ATLANTA PLAZA
                           950 EAST PACES FERRY ROAD
                            ATLANTA, GEORGIA 30326
                                (404) 814-3090
         (Address, including Zip Code, and telephone number, including area code, of registrant's principal executive offices)

                              DARRELL D. PITTARD
                           PREMIER BANCSHARES, INC.
                              2180 ATLANTA PLAZA
                           950 EAST PACES FERRY ROAD
                            ATLANTA, GEORGIA 30326
                                (404) 814-3090
           (Name, address, including Zip Code, and telephone number,
                  including area code, of agent for service)

                 THE COMMISSION IS REQUESTED TO SEND COPIES OF
                            ALL COMMUNICATIONS TO:

                           STEVEN S. DUNLEVIE, ESQ.
                          ELIZABETH O. DERRICK, ESQ.
                     WOMBLE CARLYLE SANDRIDGE & RICE, PLLC
                    SUITE 700, 1275 PEACHTREE STREET, N.E.
                            ATLANTA, GEORGIA 30309
                                (404) 872-7000
                           ________________________

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
  From time to time after the effective date of this Registration Statement.

                           ________________________

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. /X/

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. / /

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                           ________________________

                        CALCULATION OF REGISTRATION FEE

====================================================================================================================================

   Title of each class of      Amount to be registered      Proposed maximum            Proposed maximum          Amount of
 securities to be registered                                    offering                   aggregate           registration fee
                                                           price per unit(1)           offering price(1)

------------------------------------------------------------------------------------------------------------------------------------
Common Stock,
 par value $1.00 per share                   1,000,000           26.69                     26,690,000                 7,741
====================================================================================================================================


(1) Estimated solely for the purpose of calculating the registration fee and computed in accordance with Rule 457(c) under the Securities Act based on the high and low prices of the registrant's common stock as reported on the American Stock Exchange on July 16, 1998.
================================================================================

                               _________________

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                  PROSPECTUS

                           PREMIER BANCSHARES, INC.


                               1,000,000 SHARES
                                      0F
                                 COMMON STOCK
                                $1.00 PAR VALUE
                          OFFERED AS SET FORTH HEREIN
                                PURSUANT TO THE
                 DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
                                      OF
                           PREMIER BANCSHARES, INC.

     Premier Bancshares, Inc. (the "Corporation") is offering its Dividend Reinvestment and Stock Purchase Plan (the "Plan") to all shareholders of record of its Common Stock, $1.00 par value (the "Common Stock"). The Plan provides participants in the Plan with a convenient and economical way of investing cash dividends and optional cash payments in additional shares of Common Stock. Any holder of record of Common Stock is eligible to participate in the Plan.

     Participants in the Plan may:

     . HAVE CASH DIVIDENDS ON ALL OR PART OF THEIR SHARES REINVESTED AUTOMATICALLY IN SHARES OF COMMON STOCK AT A PRICE OF NOT LESS THAN 100% OF THE THEN CURRENT MARKET VALUE; OR

     . INVEST OPTIONAL CASH PAYMENTS IN SHARES OF COMMON STOCK AT THE THEN CURRENT MARKET VALUE PROVIDED THAT EACH PAYMENT IS AT LEAST $50 AND TOTAL PAYMENTS BY A PARTICIPANT IN ANY CALENDAR MONTH DO NOT EXCEED $10,000.

     The price per share of Common Stock purchased for participants in the Plan will be (i) the market price for the shares if purchased on the open market, or
(ii) 100% of the closing sales price for the shares on the American Stock Exchange (the "AMEX") on the trading date immediately preceding the applicable purchase date if the shares are newly issued or treasury shares purchased from the Corporation. On July 16, the closing sales price of the Common Stock on AMEX was $27.75. The purchase dates are the regular cash dividend payment dates (historically in April, July, October, and January), and the last business day of the other months.

     This Prospectus relates to the 1,000,000 shares of Common Stock registered with the Securities and Exchange Commission (the "Commission") for purchase under the Plan. Shares for the Plan will be authorized but unissued Common Stock, treasury shares or shares purchased in open market transactions. The shares registered for sale under the Plan have been approved for listing on AMEX.

     This Prospectus may not be used by affiliates of the Corporation, as defined in Rule 405 under the Securities Act of 1933, as amended (the "Securities Act"), for the reoffer or resale of securities acquired under the Plan. Such persons may reoffer or resell shares covered by this Prospectus only pursuant to Rule 144 under the Securities Act or other appropriate exemption or pursuant to an effective registration statement and a separate prospectus prepared in accordance with the requirements of an applicable registration statement.

     THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 6 HEREOF.

                 The date of this Prospectus is July __, 1998.

     Participants in the Plan should recognize that neither the Corporation nor any of its agents can assure any participant of a profit or protect any participant against a loss on the shares purchased or sold by him through the Plan. The Plan does not represent a change in the Corporation's dividend policy or a guarantee of future dividends, which will continue to depend upon earnings, financial requirements and other factors.

     A shareholder may become a participant by completing the enclosed Authorization Form and returning it to SunTrust Bank, Atlanta, agent of the Plan (the "Agent"), at P.O. Box 4625, Atlanta, Georgia 30302. A shareholder already enrolled in the Plan will remain a participant in the Plan (on the terms set forth in this Prospectus) automatically without any further action. A shareholder who does not wish to participate in the Plan need not take any action and will continue to receive cash dividends, if and when declared, in the usual manner. Any questions about the administration of the Plan should be directed to the Agent at (800) 568-3476.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE OR
 ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                   OFFENSE.

THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR
 OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE
    FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY. INVESTMENT IN THE COMMON STOCK INVOLVES INVESTMENT RISK, INCLUDING THE POSSIBLE
  GAIN OR LOSS OF PRINCIPAL. IN ADDITION, THE AMOUNT OF DIVIDENDS MAY INCREASE
                                 OR DECREASE.

     THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES COVERED BY THIS PROSPECTUS IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE CORPORATION SINCE THE DATE HEREOF.

                               TABLE OF CONTENTS

                                                                                                              Page
                                                                                                              ----
AVAILABLE INFORMATION....................................................................................      5

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..........................................................      5

RISK FACTORS.............................................................................................      6
         Volatility of Stock Price.......................................................................      7
         Dependence on Senior Management.................................................................      7
         Completion of Merger Transactions...............................................................      8

THE CORPORATION..........................................................................................      8

USE OF PROCEEDS..........................................................................................      8

DESCRIPTION OF THE PLAN..................................................................................      8
         PURPOSE  .......................................................................................      8
                  1.       What is the purpose of the Plan?..............................................      8
         PARTICIPATION ALTERNATIVES......................................................................      9
                  2.       What alternatives are available to participants in the Plan? .................      9
         ADVANTAGES......................................................................................      9
                  3.       What are the advantages of the Plan?..........................................      9
         DISADVANTAGES...................................................................................     10
                  4.       What are some of the disadvantages of the Plan?...............................     10
         ADMINISTRATION..................................................................................     10
                  5.       Who administers the plan for participants?....................................     10
         PARTICIPATION...................................................................................     10
                  6.       Who is eligible to participate?...............................................     10
                  7.       How does an eligible shareholder participate?.................................     10
                  8.       When may an eligible shareholder enroll in the Plan?..........................     11
                  9.       What does the Authorization Form provide?.....................................     11
                  10.      How may a participant change participation alternatives under the Plan?.......     12
         COSTS    .......................................................................................     12
                  11.      Are there any expenses to participants in connection with purchases or
                           sales under the Plan?.........................................................     12
         PURCHASES.......................................................................................     12
                  12.      What is the source of shares purchased under the Plan?........................     12
                  13.      How many shares of Common Stock will be purchased for participants?...........     13
                  14.      What will be the price of shares of Common Stock purchased under the Plan?....     13
                  15.      When will purchases of shares of Common Stock be made?........................     13
         OPTIONAL CASH PAYMENTS..........................................................................     14
                  16.      How do optional cash payments work?...........................................     14
                  17.      How may optional cash payments be made?.......................................     14
         SALES OF PLAN SHARES............................................................................     14
                  18.      How can shares of Common Stock be sold?.......................................     14
                  19.      When will shares of Common Stock be sold?.....................................     15
         REPORTS TO PARTICIPANTS.........................................................................     15
                  20.      What reports will be sent to participants in the Plan?........................     15
         DIVIDENDS.......................................................................................     15

                  21.      Will participants be credited with cash dividends on full and fractional
                           shares held in their accounts under the Plan?.........................................    15
         CERTIFICATES FOR SHARES.................................................................................    15
                  22.      Will stock certificates be issued for the shares of Common Stock purchased?...........    15
                  23.      In whose name will certificates be registered when issued to participants?............    16
         CHANGE OF PARTICIPATION, WITHDRAWALS AND TERMINATION....................................................    16
                  24.      How do participants change their method of participation?.............................    16
                  25.      How does a participant withdraw shares from his or her Plan account?..................    16
                  26.      How may participation in the plan be terminated?......................................    16
                  27.      When may participation in the Plan be terminated?.....................................    17
                  28.      What happens if a participant in the Plan dies or becomes legally incapacitated?......    17
         TAXES...................................................................................................    17
                  29.      What are the federal income tax consequences of participation in the Plan?............    17
         OTHER INFORMATION.......................................................................................    18
                  30.      What happens when you sell or transfer all of the shares registered in your name?.....    18
                  31.      What happens when you sell or transfer some but not all of the shares registered in
                           your name?............................................................................    19
                  32.      If the Corporation has a rights offering, how will the rights on the Plan shares be
                           handled?..............................................................................    19
                  33.      What happens if the Corporation issues a stock dividend or declares a stock split?....    19
                  34.      How will a participant's shares held by the Plan Administrator be voted at
                           shareholders' meetings?...............................................................    19
                  35.      What are the responsibilities of the Corporation and the Plan Administrator under the
                           Plan?.................................................................................    19
                  36.      May the Plan be changed or discontinued?..............................................    20
                  37.      How may shareholders obtain answers to other questions regarding the Plan?............    20

INDEMNIFICATION..................................................................................................    20

LEGAL OPINION....................................................................................................    21

EXPERTS  ........................................................................................................    21

                             AVAILABLE INFORMATION

     The Corporation is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Corporation can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its Regional Offices at 7 World Trade Center, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60611-2511. Copies of the foregoing materials also can be obtained at prescribed rates by request in writing directed to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Corporation. This Prospectus does not contain all of the information set forth in the Registration Statement and exhibits thereto which the Corporation has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), and to which reference is hereby made. For further information about the Corporation and the securities offered hereby, reference is made to the Registration Statement. The Registration Statement may be inspected and copied, at prescribed rates, at the SEC's public reference facilities at the addresses set forth above.

     Shares of the Corporation's Common Stock are listed on the AMEX (trading symbol "PMB"). Reports, proxy statements and other information concerning the Corporation may be inspected at the office of the AMEX at 86 Trinity Place, New York, New York 10006-1881.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Corporation hereby incorporates by reference in this Prospectus the following documents filed with the Commission:

     (i) The Corporation's Annual Report on Form 10-K for the year ended December 31, 1997, filed on March 17, 1998;

     (ii) The Corporation's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 filed on May 15, 1998.

     (iii) The Corporation's Current Reports on Form 8-K filed on February 20, 1998, Form 8-K/A filed on March 5, 1998, Form 8-K filed on June 9, 1998, Form 8-K filed on July 2, 1998 and Form 8-K filed on July 8, 1998.

     (iv) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in paragraph (i), above; and

     (v) The Corporation's Proxy Statement/Prospectus dated May 20, 1998, contained in the Corporation's Registration Statement on Form S-4 (Registration No. 333-50535), filed on April 30, 1998.

All documents subsequently filed by the Corporation with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering of shares of Corporation's Common Stock pursuant to the Plan, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modified or superseded such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Corporation will provide promptly without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any and all of the documents incorporated herein by reference (other than exhibits to such documents which are not specifically incorporated by reference in such documents), as well as any other documents required by the Commission to be delivered. Written requests for such copies should be directed to Barbara J. Burtt, Secretary, Premier Bancshares, Inc., 2180 Atlanta Plaza, 950 East Paces Ferry Road, Atlanta, Georgia 30326. Telephone requests may be directed to (404) 814-3090.

     Additional information regarding the Corporation, the Plan described herein and the securities offered by this Prospectus is contained in the Registration Statement on Form S-3 and the exhibits relating thereto, as filed with the Commission under the Securities Act. For further information in this regard, reference is made to the Registration Statement and the exhibits thereto, which may be inspected without charge at, and copies thereof may be obtained at prescribed rates from, the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. See "Available Information."

                                 RISK FACTORS

     A prospective investor should consider carefully all the information contained in this Prospectus in deciding whether to purchase shares of the Common Stock and, in particular, the following:

RELIANCE ON RESIDENTIAL MORTGAGE ORIGINATIONS TO PRODUCE FEE INCOME

     The market for residential mortgages is highly volatile and an increase in interest rates could have a material adverse effect on both non-interest income and interest income and in the growth of the Company's residential mortgage lending. In addition, a substantial portion of the Company's other income has been derived from gains on the sale of mortgage loans and mortgage production fees consisting of proceeds from the sale of mortgage servicing rights, loan origination fees and discount points. Due to the cyclical nature of residential mortgage originations, there can be no assurance that the Company will be able to sustain recent levels of gains on the sale of mortgage loans and mortgage production fees.

STATUS OF THE COMPANY AS A BANK HOLDING COMPANY

     The Company is a legal entity separate and distinct from its subsidiaries, although the principal source of the Company's cash revenues is dividends from its subsidiaries. The right of the Company to participate in the assets of any subsidiary upon the latter's liquidation, reorganization or otherwise will be subject to the claims of the subsidiaries' creditors, which will take priority except to the extent that the Company may itself be a creditor with a recognized claim.

     Regulations limit the amount of dividends that may be paid by the Banking Subsidiaries without prior regulatory approval.

     The Company's subsidiaries are also subject to restrictions under federal law which limit the transfer of funds by any of the Banking Subsidiaries to the Company and Premier Lending Corporation ("Premier Lending"), whether in the form of loans, extensions of credit, investments, asset purchases or otherwise. Such transfers by any of the Banking Subsidiaries to the Company or any affiliate of such Banking Subsidiary is limited to 10% of such Banking Subsidiary's capital and surplus and, with respect to the Company and all such non-banking subsidiaries, to an aggregate of 20% of such Banking Subsidiary's capital and surplus. Furthermore, such loans and extensions of credit are required to be secured in specific amounts.

GROWTH

     The Company has grown and may seek to continue to grow by acquiring other financial institutions and branches. However, the market for acquisitions is highly competitive. Moreover, any acquisitions will be subject to regulatory approval and there can be no assurance that the Company will obtain such approvals. The Company may not be as successful in the future as it has been in the past in identifying acquisition candidates, integrating acquired institutions or preventing deposit erosion at acquired institutions or branches. Furthermore, the Company's ability to grow through acquisitions will depend on its maintaining sufficient regulatory capital levels and on economic conditions.

     There is no assurance that the Company will not encounter unforeseen expenses, as well as difficulties and complications in integrating expanded operations and new employees without disruption to overall operations. In addition, such rapid growth may adversely affect the Company's operating results because of many factors, including start-up costs, diversion of management time and resources, asset quality and required operating adjustments. There can be no assurance that the Company will successfully integrate or achieve the anticipated benefits of its growth or expanded operations, and there is no assurance that rapid growth in its loan portfolio will not result in an increase in the Company's loan loss experience.

COMPETITION

    The Company's subsidiaries face substantial competition for loans, deposit, and credit as well as other sources of funding in the communities they serve. Competing providers include other national and state banks, thrifts and trust companies, insurance companies, mortgage banking operations, credit unions, finance companies, money market funds and other financial and non-financial companies which may offer products functionally equivalent to those offered by the Company's subsidiaries. Many competing providers have greater financial resources than the Company and offer services within and outside the market areas served by the Company's subsidiaries.

DEVELOPMENTS IN TECHNOLOGY

     The market for financial services, including banking services, is increasingly affected by advances in technology, including developments in telecommunications, data processing, computers, automation, Internet-based banking, telebanking, debit cards and so-called "smart" cards. The ability of the Company to compete successfully in its markets may depend on the extent to which it is able to exploit such technological changes. However, there can be no assurance that the development of these or any other new technologies, or the Company's success or failure in anticipating or responding to such developments, will materially affect the Company's business, financial condition and operating results.

VOLATILITY OF STOCK PRICE

     The market price of the Premier Common Stock could be subject to significant fluctuations in response to Premier's operating results and other factors, and there can be no assurance that the market price of the Premier Common Stock will not decline below the current market price. In addition, the stock market has from time to time experienced price and volume volatility. These fluctuations may be unrelated to the operating performance of particular companies whose shares are publicly traded and may adversely affect the market price of the Premier Common Stock.

DEPENDENCE ON SENIOR MANAGEMENT

     The success of Premier has been largely dependent on the skills, experience and efforts of its senior management. The loss of the services of Mr. Darrell D. Pittard, Chairman and Chief Executive Officer, or other members of senior management of Premier could have a material adverse effect on Premier's business and prospects. Premier believes that its future success will also depend upon its ability to attract, retain and motivate qualified personnel. There can be no assurance that Premier will be successful in attracting and retaining such personnel.

COMPLETION OF MERGER TRANSACTIONS

     The mergers planned by the Corporation with BHC, Lanier and Button Gwinnett may not be completed or, if completed, may not generate the positive benefits that are anticipated or may negatively impact the Company's operations, financial condition or growth.

CAPABILITY OF THE CORPORATION'S DATA PROCESSING SOFTWARE TO ACCOMMODATE THE YEAR 2000

     Like many financial institutions, the Corporation relies upon computers for the daily conduct of its business and for data processing generally. There is concern among industry experts that commencing on January 1, 2000, computers will be unable to "read" the new year and there may be widespread computer malfunctions. Management has assessed the electronic systems, programs, applications and other electronic components used in the operations of the Corporation, and believes that the Corporation's hardware and software has been programmed to be able to accurately recognize the year 2000, and that significant additional costs will not be incurred in connection with the Year 2000 issue, although there can be no assurances in this regard.

                                THE CORPORATION

     The Corporation is a bank holding company incorporated under the laws of the State of Georgia in 1988.The Corporation is registered as a bank holding company with the Federal Reserve Board and the Georgia Department of Banking and Finance under the Federal Bank Holding Company Act of 1956 and the Georgia Bank Holding Company Act. The Corporation, through its subsidiaries, offers a broad range of banking and banking-related services. The Corporation's principal executive offices are located at 2180 Atlanta Plaza, 950 Paces Ferry Road, Atlanta, Georgia 30326, and its telephone number is (404) 814-3090.

                                USE OF PROCEEDS

     The Corporation does not know the number of shares of Common Stock that ultimately will be purchased through the Plan, the prices at which the shares will be sold, or the amount of proceeds it will receive pursuant to the offer and sale of shares under the Plan. The Corporation will receive proceeds from the purchase of Common Stock pursuant to the Plan to the extent that purchases are made directly from the Corporation and not from open market purchases for participants' accounts by the Agent and to the extent that any transactional fees are imposed. The proceeds from the sale of the Common Stock offered pursuant to the Plan will be used for general corporate purposes, including investments in, or extensions of credit to, the Corporation's subsidiaries.

                            DESCRIPTION OF THE PLAN

     The Plan permits participants to purchase additional shares of Common Stock by reinvesting cash dividends on the shares and by making optional cash payments as described below. Such purchases will be effected without payment of any brokerage commissions by the participants, although the Corporation does intend to impose a transactional fee (ranging from $2 to $10 per transaction) for purchases made with optional cash payments and sales made for participants' accounts under the Plan. The holders of Common Stock who do not wish to participate in the Plan will continue to receive cash dividends if and when declared and paid. The following is a statement of the material features of the Plan in a question and answer format.

                                    PURPOSE

     1.   WHAT IS THE PURPOSE OF THE PLAN?

          The purpose of the Plan is to provide record owners of the Corporation's Common Stock with a simple, economical and convenient method of acquiring additional shares of Common Stock by the reinvestment of cash dividends and by optional cash payments (both at a price equal to current fair market value), and in both instances without payment of any brokerage fees or commissions (although a transactional fee ranging from $2 to $10 per transaction may be imposed for optional cash purchases and sales). To the extent these additional shares are purchased directly from the Corporation, the Corporation will receive additional funds for its general corporate purposes.

                          PARTICIPATION ALTERNATIVES

     2.   WHAT ALTERNATIVES ARE AVAILABLE TO PARTICIPANTS IN THE PLAN?

          As a participant in the Plan:

          A. You may have cash dividends on all shares registered in your name automatically reinvested. You also may make optional cash payments of not less than $50 but limited to aggregate payments of $10,000 per participant per calendar month.

          B. You may have cash dividends on less than all shares registered in your name automatically reinvested, while continuing to receive cash dividends on the remaining shares. The right to make optional cash payments of not less than $50 up to a total of $10,000 per calendar month will continue to be available.

          C. You may make optional cash payments only of not less than $50 but limited to aggregate payments of $10,000 per calendar month, even if you have not elected to have cash dividends reinvested under alternatives A. or B., above.

                                  ADVANTAGES

     3.   WHAT ARE THE ADVANTAGES OF THE PLAN?

          A. The Plan enables participants to reinvest automatically all or part of their regular cash dividends in shares of Common Stock, including dividends on shares of Common Stock held by them under the Plan, at a price equal to 100% of the current market value of Common Stock (as more fully explained under Question 14).

          B. The Plan permits participants to invest payments from $50 to $10,000 per month per participant in Common Stock at a price equal to 100% of the current market value of Common Stock.

          C. No brokerage fees or commissions will be paid by you in connection with purchases of Common Stock under the Plan (although the Corporation may charge transactional fees ranging from $2 to $10 for certain transactions, as discussed in Questions 11 and 18, below).

          D. The funds made available will be fully invested because the Plan permits fractions of shares of Common Stock to be credited to a participant's account. The cash dividends on such fractions, as well as on whole shares, credited to a participant's account will be reinvested in additional shares at a price equal to 100% of the current market value thereof.

          E. Participants will avoid the need for safekeeping of stock certificates for shares of Common Stock credited to their accounts under the Plan. Participants may also surrender to the Agent for safekeeping certificates for shares of Common Stock for which participants are having dividends reinvested (see Question
               22).

          F. Participants may avoid the inconvenience and expense of recordkeeping through free reporting provisions of the Plan. The regular periodic statements and reports from the Agent will provide information concerning the purchases and sales of shares of Common Stock through the Plan, and thus should simplify your recordkeeping.

                                 DISADVANTAGES

     4.   WHAT ARE SOME OF THE DISADVANTAGES OF THE PLAN?

          A. Prior to being invested on a particular Investment Date (defined in Question 15, below), optional cash payments may not be returned to Participants unless a request is received at least 48 hours before the applicable Investment Date. See Question 17, below.

          B. No interest will be paid on optional cash payments pending investment or return.

          C. The Corporation intends to charge a transactional fee ranging from $2 to $10 per transaction for purchases made with optional cash payments and for sales made for participants' accounts under the Plan. The Corporation does not intend to impose a transactional fee for purchases made solely through dividend reinvestments. See Questions 11 and 18, below.

                                ADMINISTRATION

     5.   WHO ADMINISTERS THE PLAN FOR PARTICIPANTS?

          SunTrust Bank, Atlanta, has been appointed the administrator and agent (the "Agent") for the Plan. The Agent will keep records, send statements of account to each participant and perform other administrative duties relating to the Plan. The shares of Common Stock purchased for you under the Plan will be held for you in safekeeping by or through the Agent until termination of your participation in the Plan or until a written request is received from you for withdrawal of all or part of your shares. If you have any questions, please contact the Agent or the Corporation, at either of the addresses or telephone numbers listed in Question 7, below.

          All purchases of shares of Common Stock for the accounts of participants on the open market will be accomplished through the Agent. The Agent may effect sales of such shares on the open market in case of the withdrawal or termination of a participant's interests under the Plan, if authorized by the terms of the Plan or if otherwise directed by the participant to do so. See Questions 18, 19, 26 and 27. The Corporation has the authority to adopt and amend rules and regulations to facilitate the administration of the Plan.

                                 PARTICIPATION

     6.   WHO IS ELIGIBLE TO PARTICIPATE?

          If you are a holder of the Corporation's Common Stock registered in your name, you are eligible to be a participant in the Plan (a "participant"). If you beneficially own shares registered in another name (for example, in the name of a broker, bank or other nominee), you must either make appropriate arrangements for your broker or nominee to participate, or you must become a shareholder of record by having all or a portion of your shares transferred to your own name. Shareholders may participate with respect to all or less than all of their shares.

     7.   HOW DOES AN ELIGIBLE SHAREHOLDER PARTICIPATE?

          An eligible shareholder can enroll in the Plan by completing an Authorization Form and signing and returning it to the Agent at the address below. Authorization Forms can be obtained by contacting the Agent at (800)

568-3476. A return envelope will be provided for this purpose. Where Common Stock is registered in more than one name (i.e., Joint tenants, trustees, etc.), all of the registered holders must sign. See Question 9 for more information about the Authorization Form.

          Brokers, banks and other nominees who wish to participate in the Plan on behalf of their clients may request special participation arrangements by calling or writing the Agent. Subject to the consent and agreement of the Corporation and the Agent, such arrangements may involve acceptance of written or telephone investment instructions after the record date for a particular cash dividend, separate investment instructions for each cash dividend and other variations.

          All questions and communications regarding the Plan should be addressed to the Agent or the Corporation at the following address:

               SunTrust Bank, Atlanta
               P.O. Box 4625
               Atlanta, Georgia 30302
               (800) 568-3476

               Premier Bancshares, Inc.
               Corporate Secretary
               2180 Atlanta Plaza
               950 Paces Ferry Road
               Atlanta, Georgia 30326
               (404) 814-3090

     8.   WHEN MAY AN ELIGIBLE SHAREHOLDER ENROLL IN THE PLAN?

          An eligible shareholder may enroll in the Plan at any time.

          Unless you select the "Optional Cash Purchases Only" investment option, you will begin to participate in the Plan as of the dividend payment date associated with the first dividend record date which occurs after the date the Agent receives your signed Authorization Form. The dividend record dates usually precede the dividend payment dates by approximately two weeks.

          Holders who select the "Optional Cash Purchases Only" option must deliver their cash payments to the Corporation no less than five business days before an Investment Date in order for purchases to be made in on their behalf on that Investment Date. See Questions 16 and 17, below, for more information about optional cash purchases.

     9.   WHAT DOES THE AUTHORIZATION FORM PROVIDE?

          The Authorization Form provides for the purchase of additional shares of the Corporation's Common Stock through the following investment options:

          A.   Full Dividend Reinvestment.  This alternative directs the
               --------------------------
               investment, in accordance with the Plan, of the cash dividends on all of the shares of Common Stock then or subsequently registered in your name, and also permits you to make optional cash payments of $50 to $10,000 per month (per participant) for the purchase of additional shares in accordance with the Plan.

          B.   Partial Dividend Reinvestment.  This alternative directs the
               -----------------------------
               investment, in accordance with the Plan, of the cash dividends on only a specified portion of the shares of Common Stock (that is, a specified number of whole shares), and also permits you to make optional cash payments of

               $50 to $10,000 per month (per participant) for the purchase of additional shares in accordance with the Plan.

          C.   Optional Cash Purchases Only.  This alternative permits you to
               ----------------------------
               make optional cash payments of $50 to $10,000 per month (per participant) for the purchase of additional shares of Common Stock in accordance with the Plan, but without any reinvestment of cash dividends on those shares directly held by you. After you receive your statement on each optional cash purchase, you will receive the cash dividends on such shares.

     IF YOU RETURN AN AUTHORIZATION FORM PROPERLY EXECUTED BUT WITH NO INVESTMENT ALTERNATIVE DESIGNATED, YOU WILL BE ENROLLED IN THE "FULL DIVIDEND REINVESTMENT" OPTION.

     You may select either of the cash dividends reinvestment alternatives or the optional cash purchase alternative only. In all cases, the cash dividends on shares held for your account under the Plan will be reinvested in accordance with the Plan, including dividends on shares purchased with optional cash payments, unless notice is given as described in paragraph C., above.

     10.  HOW MAY A PARTICIPANT CHANGE PARTICIPATION ALTERNATIVES UNDER THE
PLAN?

          As a participant, you may change your investment alternatives at any time by requesting a new Authorization Form and returning it to the Agent at the address set forth in Question 7. (See also Questions 8 and 9.) If an Authorization Form changing the reinvestment of cash dividends is received at least five business days before the record date for payment of the related cash dividend, the change will be effective on the related dividend payment date. If the Authorization Form is received later than that date, the change will be put into effect on the next cash dividend payment date.

                                     COSTS

     11. ARE THERE ANY EXPENSES TO PARTICIPANTS IN CONNECTION WITH PURCHASES OR SALES UNDER THE PLAN?

          Most costs of administration of the Plan will be paid by the Corporation. However, the Corporation intends to charge a transactional fee for purchases made under the Plan with optional cash payments and for sales made for participants' accounts under the Plan. The Corporation has reserved discretion to impose a charge ranging from $2 to $10 per transaction. The Corporation does not intend to charge a transactional fee for purchases made solely from dividend reinvestments.

          No brokerage fees or commissions on shares purchased under the Plan will be paid by participants, whether the additional shares are purchased directly from the Corporation or on the open market. However, if you request that the Agent arrange a sale of shares held by the Plan for you, a brokerage commission (in addition to the transactional fee described above) will be deducted from the proceeds of the sale by the broker-dealer selected by the Agent. See Questions 18 and 19.

                                   PURCHASES

     12.  WHAT IS THE SOURCE OF SHARES PURCHASED UNDER THE PLAN?

          Shares purchased under the Plan either will come from the Corporation's authorized but unissued shares or treasury shares or from shares purchased for participants' accounts on the open market.

     Purchases by the Agent in the open market will be at the Corporation's direction. Open market purchases will be made at such times, in such amounts, at such prices and by such methods as the Agent in its sole discretion deems to be in the best interests of the Plan and the participants, subject to applicable rules and regulations of the Commission. The primary factors the Corporation currently expects to consider in determining whether to make open market purchases under the Plan are (i) the market price of the Common Stock,
(ii) general market conditions, (iii) the current and expected capital needs of the Corporation, and (iv) the number of original issue shares expected to be issued under the Plan.

     13.  HOW MANY SHARES OF COMMON STOCK WILL BE PURCHASED FOR PARTICIPANTS?

          The number of shares purchased for your account will depend on the amount of your cash dividends and/or optional cash payments and the price per share. Your account will be credited with that number of shares, including fractions (computed to four decimal places), equal to the total amount to be invested divided by the applicable purchase price per share (less any applicable transactional fees).

     14. WHAT WILL BE THE PRICE OF SHARES OF COMMON STOCK PURCHASED UNDER THE PLAN?

          For purposes of determining the number of shares of Common Stock to be purchased for participants' accounts under the Plan (including those dividends on all shares of Common Stock credited to participants' accounts under the
Plan), the price per share will depend upon whether the shares are purchased on the open market or directly from the Corporation. If the shares are purchased on the open market, the price per share will be the market price, that is, the weighted average price of shares purchased during the relevant period to satisfy Plan requirements. For newly-issued or treasury shares purchased directly from the Corporation, the price per share will be 100% of the fair market value per share of the Common Stock based upon the closing sales price, as reported on AMEX, on the trading date immediately preceding the applicable Investment Date (as defined in Question 15, below). If there is no trading of the Common Stock on AMEX during the applicable period, then the price per share for shares purchased from the Corporation will be determined by the Corporation on the basis of such market quotations as it deems appropriate. These purchase price formulas apply to both purchases through dividend reinvestments and purchases with optional cash payments.

          The Corporation reserves the right, however, to allow dividend reinvestments or optional cash purchases, or both, to be made at a discount, upon giving participants reasonable prior written notice of the discount. If instituted, the discount may thereafter be changed or discontinued, upon giving participants similar notice.

          In the event of an error in the publication of the sales price, a trading halt or other factors, the purchase price will be determined on the basis of such market quotations as the Corporation considers appropriate.

          No shares of Common Stock will be purchased through the Plan at less than par value ($1.00 per share).

          The determination of the purchase price for shares made in accordance with this question is solely for the purpose of determining the number of shares to be purchased for each participant's account and does not determine the participant's tax basis in the shares so purchased. See Question 29, below, for tax information.

     15.  WHEN WILL PURCHASES OF SHARES OF COMMON STOCK BE MADE?

          The shares of Common Stock to be purchased for participants will be allocated to their accounts effective as of the investment date (the "Investment Date"). The Investment Dates are regular cash dividend payment dates, which historically have been in the months of April, July, October and January, and the last business day of the other months. The exact timing and related aspects of open market purchases may be subject to certain conditions (such as compliance with the rules and regulations of the Commission), which may prevent the purchase of Common Stock or interfere with the timing of the purchases.

                            OPTIONAL CASH PAYMENTS

     16.  HOW DO OPTIONAL CASH PAYMENTS WORK?

          The optional cash payments received from a participant will be accumulated with the optional cash payments of all participants, inclusive of the cash dividends held for reinvestment on the same Investment Date. Such accumulated amounts will be applied by the Agent to the purchase of additional shares of Common Stock directly from the Corporation, or on the open market, as of that Investment Date. The price of the shares of Common Stock purchased with the optional cash payments will be the market price, that is the weighted average price of shares purchased during the relevant period to satisfy Plan requirements. The per share price for newly-issued shares or treasury shares purchased from the Corporation will be 100% of fair market value as described in Question 14, above. The optional cash payments received less than five business days immediately preceding an Investment Date generally will be held by the Agent until the next Investment Date. The purchase price for all shares purchased on the open market as of the same Investment Date will be allocated to each participant's account on the basis of the weighted average price of all such shares if effected in more than one transaction and at different prices.

          No interest will be paid by either the Corporation or the Agent on optional cash payments held pending investment. Consequently, you are strongly urged to make your optional cash payments as close as possible to the fifth business day immediately preceding the next appropriate Investment Date. In this regard, you should allow sufficient time to ensure that your payment is received by the Agent five business days before these dates. A shareholder may participate in the Plan even if he wishes to make the optional cash payments only.

     17.  HOW MAY OPTIONAL CASH PAYMENTS BE MADE?

          An optional cash payment may be made by a participant at the time of enrolling in the Plan by enclosing with the authorization form a check or money order made payable to the Agent. Thereafter, the optional cash payments may be made monthly through use of the cash payment forms, which will be attached to statements of account sent by the Agent to participants, or may be obtained by contacting the Agent as provided in Question 7, above. The same amount need not be sent each month, and there is no obligation to make an optional cash payment for each or any Investment Date.

          The minimum optional cash payment by a participant in any calendar month is $50 and the aggregate of such payments received by the Agent in any one calendar month cannot exceed a total of $10,000 for any participant. An optional cash payment will be refunded if a written request for refund is received by the Agent at least 48 hours prior to the next applicable Investment Date on which the cash payment otherwise would have been invested.

                             SALES OF PLAN SHARES

     18.  HOW CAN SHARES OF COMMON STOCK BE SOLD?

          You can sell all or part of your shares of Common Stock held by the Plan in either of two ways. First, you may request certificates for your full shares and arrange for the sale of these shares through a broker-dealer of your choice. Alternatively, you can request that the Agent sell for you some or all of your shares held by the Plan. The Agent will sell shares for you through broker-dealers selected by the Agent in its sole discretion. All broker-dealers used by the Agent for these sales will be independent of, and not affiliated with, the Agent. If you request that the Agent arrange for the sale of your shares, you will be charged a transactional fee (ranging from $2 to $10 per transaction) and a commission by the broker-dealer selected by the Agent which will be deducted from the cash proceeds paid to you. The amount of the commission will vary depending on the broker-dealer selected and other factors. Shares being sold for you may be aggregated with those of other Plan participants who have requested sales. In that case, you will receive proceeds based on the average sales price of all shares sold, less your (i) transactional fee (between $2 and $10 per transaction) and (ii) your pro rata share of brokerage commissions and any applicable taxes. If you are requesting stock certificates or selling shares in connection with terminating participation in the Plan, additional restrictions apply. See Questions 26 and 27.

     19.  WHEN WILL SHARES OF COMMON STOCK BE SOLD?

          Shares will be sold as soon as practicable after receipt by the Agent of written instructions to sell all or a portion of the shares of Common Stock held by the Agent for the participant. If you are terminating participation in the Plan and your request that the shares be sold is received by the Agent less than five business days before the dividend record date, the shares will not be sold until after the dividend payment date. Payment will be made by check and mailed to the participants record address as soon as practicable after the settlement date for the sale.

                            REPORTS TO PARTICIPANTS

     20.  WHAT REPORTS WILL BE SENT TO PARTICIPANTS IN THE PLAN?

          As soon as practicable after each transaction, you will receive a statement of the transaction reflecting the amount, per share price and number of full shares and fractional interests purchased or sold. These statements and reports are your continuing record of account activity and the cost of your purchases and sales and should be retained for tax purposes. In addition, you will receive copies of communications sent to holders of the Corporation's Common Stock, including the Corporation's Quarterly Reports, Annual Reports, Notices of Shareholder Meetings and Proxy Statements, and information regarding income tax reporting.

                                   DIVIDENDS

     21. WILL PARTICIPANTS BE CREDITED WITH CASH DIVIDENDS ON FULL AND FRACTIONAL SHARES HELD IN THEIR ACCOUNTS UNDER THE PLAN?

          Yes. Dividends will be paid on all shares of Common Stock held in participants' accounts under the Plan on the basis of the full shares and fractional share interests held in such accounts on the record dates for such dividends. These dividends will be automatically reinvested in additional shares of Common Stock as a dividend reinvestment, and such amounts will be credited to participants' accounts. Participants who wish to receive dividends in cash on shares purchased through the Plan must request certificates for those full shares so that they will be registered in their own names (see Question 22).

                            CERTIFICATES FOR SHARES

     22. WILL STOCK CERTIFICATES BE ISSUED FOR THE SHARES OF COMMON STOCK PURCHASED?

          Certificates for the shares of Common Stock purchased under the Plan will not be issued directly to you, unless requested as provided below. All shares credited to your Plan account will be issued to the Agent or its nominee as your agent. The number of shares credited to your account under the Plan will be shown on your account statement. This additional service protects against loss, theft or destruction of stock certificates and reduces the costs to be borne by the Corporation.

          Should you wish to do so, certificates for shares in your possession may be sent to the Agent requesting that they be held by the Plan for safekeeping. In this event, all cash dividends earned on these shares would be reinvested automatically by the Plan whether or not such dividends were previously reinvesting (unless you have elected the "Optional Cash Purchases Only" alternative, in which case you will continue to receive cash dividends when and if declared by the Corporation).

          Certificates for any number of whole shares up to the full number of shares credited to your account under the Plan will be delivered to you at no charge upon written request. The shares represented by that certificate will be withdrawn from your account. This request should be mailed to the Agent at the address set forth in Question 7. Until a sale, termination or change in your method of participation, the cash dividends for all such shares will continue to be reinvested pursuant to the Plan.

          The shares credited to your account under the Plan may not be pledged or assigned. Any attempted pledge or assignment shall be void. If you wish to assign or pledge shares held under the Plan, you must request that the certificates for such shares be reissued in your name.

          Certificates for fractional shares will not be issued under any circumstances.

     23. IN WHOSE NAME WILL CERTIFICATES BE REGISTERED WHEN ISSUED TO PARTICIPANTS?

          The accounts under the Plan will be maintained in the name in which your shares are registered at the time you elect to enroll in the Plan. Consequently, certificates for full shares purchased under the Plan will be similarly registered when delivered to you upon your request. Should you want these shares registered and reissued in a different name, you must so indicate by delivering a properly executed stock power which has been guaranteed by an authorized financial institution. Since this would constitute a reregistration, you would be responsible for any transfer taxes that may be due and for compliance with any other applicable transfer requirements.

             CHANGE OF PARTICIPATION, WITHDRAWALS AND TERMINATION

     24.  HOW DO PARTICIPANTS CHANGE THEIR METHOD OF PARTICIPATION?

          You may change your method of participation at any time by indicating the change on an Authorization Form and mailing it to the Agent at the address set forth in Question 7. The change to your method of participation will become effective as soon as practicable after the Agent has received the new Authorization Form.

     25.  HOW DOES A PARTICIPANT WITHDRAW SHARES FROM HIS OR HER PLAN ACCOUNT?

          You may at any time withdraw any or all full shares credited to your Plan account by notifying the Agent in writing that you wish to do so. Such notice should be sent to the address set forth in Question 7. At your request, the Agent will sell the shares withdrawn, and in that event you will be charged any applicable transaction fees and brokerage commissions on the sale, as well as any transfer tax or other direct costs incurred in connection with the sale. The sale will be made by the Agent for your account, on the open market, as soon as practicable after receipt of such request. See Questions 18 and 19, above.

     26.  HOW MAY PARTICIPATION IN THE PLAN BE TERMINATED?

          In order to terminate your participation in the Plan, you must notify the Agent in writing that you wish to do so. Such notice should be addressed to the Agent at the address set forth in Question 7.

          Upon termination, you may elect to receive: (i) stock certificates for the full shares held for your account under the Plan, plus a check for the proceeds from the sale of any fractional share; or (ii) a check for the proceeds from the sale of all shares, including any fractional share, held for your account, less any transaction fees, brokerage fees or commissions and any applicable transfer taxes or other direct costs incurred in connection with the sale. The sale will be made by the Agent for your account, on the open market, as soon as practicable after receipt of your request, except as provided in Question 27. See also Questions 18 and 19, above, regarding sales of shares held in your account.

          The Corporation also may at any time terminate a participant's participation in the Plan for any reason. In such event, the Corporation will give the participant written notice of termination of participation.

     27.  WHEN MAY PARTICIPATION IN THE PLAN BE TERMINATED?

          You may terminate your participation in the Plan at any time.

          If the request to terminate is received less than five business days before the record date for a dividend, any cash dividends paid on that dividend payment date will be reinvested for your account. This requirement applies regardless of whether you request that stock certificates be issued to you or your shares be sold by the Agent. Any optional cash payment sent to the Corporation prior to the request for termination will be invested, unless a return of the amount is expressly made in the request for termination and the request for termination is received at least 48 hours prior to the Investment Date. In the event cash dividends are reinvested, or optional cash payments invested, after the receipt of a request to terminate, the request will be processed as promptly as possible following the applicable Investment Date as set forth in Question 15.

          All subsequent cash dividends will be paid to you by check in the ordinary manner, unless you reenroll in the Plan, which you may do at any time.

          The Corporation also may terminate a participant's participation in the Plan at any time. See Question 26, above.

     28. WHAT HAPPENS IF A PARTICIPANT IN THE PLAN DIES OR BECOMES LEGALLY INCAPACITATED?

          The shares and cash held by the Plan for the participant will be delivered to the appropriate person upon receipt of written evidence satisfactory to the Agent of the appointment of a legal representative and proper instructions from the representative regarding delivery.

                                     TAXES

     29. WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN?

          The following discussion summarizes the principal federal income tax consequences, under current law, of participation in the Plan. It assumes that, as expected , all dividend distributions by the Corporation will be from "earnings and profits" and therefore will constitute dividends (rather than a return of capital) for federal income tax purposes. This discussion does not address all potentially relevant federal income tax matters, including consequences peculiar to persons subject to special provisions of federal income tax law. It is based on various rulings of the Internal Revenue Service regarding several types of dividend reinvestment plans, but no ruling has been issued or requested regarding the Plan. The following discussion is for general information only, and participants are urged to consult their own tax advisors to determine the particular federal, as well as state and local, tax consequences that may result from participation in the Plan and the disposition of any shares of Common Stock purchased pursuant to the Plan.

          A.   Reinvested Dividends. If the shares issued under the Plan are
               --------------------
               original issue shares, you will be considered to have received a dividend for federal income tax purposes equal to the fair market value as of the Investment Date of the shares purchased with the reinvested dividends. If shares are acquired for you under the Plan through open market purchases, you will be treated as having received a dividend equal to the cash dividend paid by the Corporation plus the amount, if any, of your allocable portion of any brokerage commissions or other acquisition fees paid by the Corporation. The initial tax basis of a share of Common Stock you acquire with reinvested dividends will equal the amount of the dividend represented by the share, that is, the share's purchase price and, if the share is acquired through an open market purchase, the amount of any brokerage commissions and other acquisition fees allocable to the share.

          B.   Optional Cash Payments. Because there currently is no purchase
               ----------------------
               price discount for shares purchased with optional cash payments, the purchase of shares of Common Stock under the Plan with your optional cash payments will not result in a taxable distribution to you for federal income tax purposes unless the purchase is made in the open market. In the case of an open market purchase, you will be treated as receiving a taxable dividend equal to your portion of any brokerage commissions and other acquisition fees paid by the Corporation. The initial tax basis of a share of Common Stock acquired with an optional cash payment will be the purchase price plus the amount of any such brokerage commissions and other acquisition fees allocable to the share.

               Holding Period. The holding period for a share of Common Stock
               --------------
               acquired under the Plan will begin the day after the Investment Date on which the share was acquired. A whole share consisting of fractional shares purchased on different dates will have a split holding period, with the holding period for each fractional component beginning the day after the Investment Date when the fraction was acquired.

          C.   Receipt of Share Certificates and Cash. You will not realize any
               --------------------------------------
               income when you receive certificates for whole shares credited to your account under the Plan, either upon your request for certificates for shares or upon withdrawal from or termination of the Plan. However, you will recognize taxable gain or loss (which, for most participants, will be capital gain or loss) when whole shares acquired under the Plan are sold or exchanged for you and when you receive a cash payment for a fractional share credited to your account. The amount of such gain or loss will be the difference between the amount which you receive for your shares or fractional share net of brokerage commissions and the tax basis thereof.

          D.   Foreign Participants.  In the case of foreign participants who
               --------------------
               elect to have their cash dividends reinvested and whose dividends are subject to United States income tax withholding, an amount equal to the cash dividends payable to such participants less the amount of tax required to be withheld will be applied to the purchase of shares of Common Stock through the Plan. Foreign shareholder participants are urged to consult their legal advisers with respect to any local exchange control, tax or other law or regulation which may affect their participation in the Plan. The Corporation and the Agent assume no responsibility regarding such laws or regulations and will not be liable for any act or omission in respect hereof.

               THE ABOVE DISCUSSION IS ONLY AN OUTLINE OF THE CORPORATION'S UNDERSTANDING OF SOME OF THE APPLICABLE FEDERAL INCOME TAX PROVISIONS. THE PRECEDING SUMMARY MAY BE RENDERED INACCURATE BY ANY FUTURE LEGISLATIVE AMENDMENT TO THE FEDERAL INCOME TAX LAWS OR ANY FUTURE INTERPRETATIONS OF SUCH LAWS BY APPLICABLE AUTHORITIES. FOR SPECIFIC INFORMATION AS TO THE TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN, INCLUDING ANY FUTURE CHANGES IN APPLICABLE LAW OR INTERPRETATIONS, YOU SHOULD CONSULT YOUR OWN TAX ADVISERS.

                               OTHER INFORMATION

     30. WHAT HAPPENS WHEN YOU SELL OR TRANSFER ALL OF THE SHARES REGISTERED IN YOUR NAME?

          If you sell or transfer all shares registered in your name, the cash dividends on shares credited to your account under the Plan will continue to be reinvested, subject to your right to withdraw from the Plan at any time.

          However, if a participant has only a fractional share in Common Stock credited to his account under the Plan, the Corporation reserves the right not to reinvest the additional dividends on such fractional share and to terminate such participant's account. If the Corporation exercises this right, the participant will receive a check for the proceeds from the sale of such fractional share, plus the amount of the cash dividends thereon.

     31. WHAT HAPPENS WHEN YOU SELL OR TRANSFER SOME BUT NOT ALL OF THE SHARES REGISTERED IN YOUR NAME?

          If you are reinvesting the cash dividends on all of the shares registered in your name (that is, you have elected the "Full Dividend Reinvestment" alternative as described in Question 9) and you sell or transfer a portion of such shares, the cash dividends on the remainder of the shares registered in your name will continue to be reinvested.

          If you are reinvesting the cash dividends on only a portion of the shares registered in your name (that is, you have selected the "Partial Dividend Reinvestment" alternative as discussed in Question 9), and you then dispose of a portion of these registered shares, the cash dividends on the lesser of (i) the number of shares with respect to which reinvestment of cash dividends was originally authorized, or (ii) all of the shares which remain in your name, will continue to be reinvested.

     32. IF THE CORPORATION HAS A RIGHTS OFFERING, HOW WILL THE RIGHTS ON THE PLAN SHARES BE HANDLED?

          In the event the Corporation makes available to holders of Common Stock rights or warrants to purchase additional shares of Common Stock or other securities, such rights or warrants will be made available to participants based on the number of shares (including any fractional interest to the extent practicable) held in their Plan account on the record date established for determining the holders of Common Stock entitled to such rights or warrants.

     33. WHAT HAPPENS IF THE CORPORATION ISSUES A STOCK DIVIDEND OR DECLARES A STOCK SPLIT?

          Any stock dividends or split shares distributed by the Corporation on shares held for your Plan account will be credited to your account.

     34. HOW WILL A PARTICIPANT'S SHARES HELD BY THE PLAN ADMINISTRATOR BE VOTED AT SHAREHOLDERS' MEETINGS?

          No shares held under the Plan will be voted by the Agent.

          A proxy card will be sent to you in connection with any annual or special meeting of shareholders, as in the case of shareholders not participating in the Plan. This proxy will apply to all full shares registered in your own name, whether acquired pursuant to the Plan or otherwise, as well as to all shares and fractional interests credited to your account under the Plan.

          If your proxy is returned properly signed and marked for voting, all of the shares covered by the proxy, including those registered in your name and those held for you by the Plan, will be voted as marked.

          If your proxy is returned properly signed but without indicating instructions as to the manner in which shares are to be voted with respect to any proposal, all of your shares, including those registered in your name and those held for you by the Plan, will be voted in accordance with the recommendations of the Board of Directors of the Corporation. If the proxy is not properly executed and returned, your shares will be voted only if you vote in person. You may also elect to vote in person at the meeting if you revoke your proxy.

     35. WHAT ARE THE RESPONSIBILITIES OF THE CORPORATION AND THE PLAN ADMINISTRATOR UNDER THE PLAN?

          Neither the Corporation, the Agent, nor their agents will be liable under the Plan for any act done in good faith or for any good faith omission to act, including, without limitation, any claims of or liability arising out of
(i)
failure to terminate your account upon your death prior to receipt by the Agent of notice in writing of such death, (ii) the prices, or terms upon which, shares are purchased or sold for your account or the times when purchases or sales are made, or (iii) any fluctuations in the market value of the Common Stock before, at or after any such purchase or sales may be made.

          Neither the Corporation, the Agent, nor their agents shall have any responsibility beyond the exercise of ordinary care for any action taken or omitted in connection with the Plan, nor shall they have any duties, responsibilities or liabilities except as expressly set forth herein. The terms and conditions of the Plan shall be governed by the laws of the State of Georgia.

          The Plan is neither subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended, nor qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended.

YOU SHOULD RECOGNIZE THAT NEITHER THE PLAN ADMINISTRATOR NOR THE CORPORATION CAN ASSURE YOU OF A PROFIT OR PROTECT YOU AGAINST A LOSS ON THE SHARES HELD FOR YOUR ACCOUNT UNDER THE PLAN.

     36.  MAY THE PLAN BE CHANGED OR DISCONTINUED?

          The Corporation reserves the right to amend, modify, suspend or terminate the Plan at any time. Participants will be notified of any material amendment, modification, suspension or termination. The Corporation reserves the right to interpret and regulate the Plan as it deems necessary or desirable.

          Upon termination of the Plan, any uninvested optional cash payments will be returned, a certificate for the full shares credited to your account under the Plan will be issued to you, and a cash payment will be made for any fractional share credited to your account.

          The Corporation intends to use its best efforts to maintain the effectiveness of the Registration Statement filed with the Commission covering the offer and sale of Common Stock under the Plan. However, the Corporation has no obligation to offer, issue or sell Common Stock to participants under the Plan if, at the time of the offer, issuance or sale, the Registration Statement is for any reason not effective or such action would not be in compliance with applicable laws, rules and regulations. Also, the Corporation may elect not to offer or sell Common Stock under the Plan to individuals residing in any jurisdiction or foreign country where, in the judgment of the Corporation, the burden of expense of compliance with applicable blue sky or securities laws or other laws makes such offer or sale impracticable or inadvisable. In any of these circumstances, dividends, if and when declared, will be paid in the usual manner to the shareholder and any optional cash payments received from such shareholder will be returned to him.

     37. HOW MAY SHAREHOLDERS OBTAIN ANSWERS TO OTHER QUESTIONS REGARDING THE PLAN?

          Any additional questions about the Plan should be addressed to the Agent as indicated below:

               Sun Trust Bank, Atlanta
               P.O. Box 4625
               Atlanta, Georgia  30302
               Telephone: (800) 568-3476

                                INDEMNIFICATION

     The provisions of the Georgia Code and the Corporation's Bylaws set forth the extent to which the Corporation's directors and officers may be indemnified against liabilities they may incur while serving in such capacities. Under the Corporation's Bylaws, the Corporation is required to indemnify its officers and directors against reasonable expenses

(including attorneys' fees) incurred by them in the defense of any action, suit or proceeding to which they were made a party, or in defense of any claim, issue or matter therein, by reason of the fact that they are or were officers, directors, employees or agents of the Corporation, to the extent that they have been successful, on the merits or otherwise, in such defense. The Corporation's Bylaws also permit indemnification of its directors and officers against any liability incurred in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that they are or were directors or officers of the Corporation or who, while directors or officers of the Corporation, are or were serving at the Corporation's request as directors, officers, partners, trustees, employees or agents of another entity, if they acted in a manner they believed in good faith to be in, or not opposed to, the best interests of the Corporation, or, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful, if a determination has been made that they have met these standards of conduct. Such indemnification in connection with a proceeding by or in the right of the Corporation, however, is limited to reasonable expenses, including attorneys' fees, incurred in connection with the proceeding. The Corporation must also provide advancement of expenses incurred by any director or officer in defending any such action, suit or proceeding upon receipt of an undertaking by or on behalf of such officer or director to repay such advances unless it is ultimately determined that he or she is not entitled to indemnification by the Corporation.

     The Corporation may not indemnify a director or officer in connection with a proceeding by or in the right of the Corporation in which the director or officer was adjudged liable to the Corporation for appropriation of a business opportunity or payment of unlawful dividends, in connection with a proceeding in which he or she was adjudged liable on the basis that he or she improperly received a personal benefit or for intentional misconduct or a knowing violation of law.

     The indemnification provisions of the Georgia Code are essentially identical to those set forth above, except that the Georgia Code permits, but does not require, a corporation to advance expenses under the circumstances for such payments described above.

     The Corporation maintains an insurance policy insuring the Corporation and its directors and officers against certain liabilities, including liabilities under the Securities Act.

     The Corporation's Articles of Incorporation provide that no director of Premier shall be personally liable to the Corporation or its shareholders for monetary damages for a breach of the duty of care or of any other duty as a director, except in the case of: (i) wrongful appropriation of any business opportunity of the Corporation; (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation or law; (iii) liability for unlawful distributions; or (iv) any transaction from which the director derived an improper personal benefit.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Corporation pursuant to the foregoing provisions, the Corporation has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                 LEGAL OPINION

     The legality of the shares of Common Stock offered hereby has been passed upon for the Corporation by the law firm of Womble Carlyle Sandridge & Rice, PLLC.

                                    EXPERTS

     The consolidated financial statements of Premier Bancshares, Inc. and subsidiaries at December 31, 1997, and for the year then ended, appearing in Premier Bancshares, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Premier Bancshares, Inc. and subsidiaries at December 31, 1996, and for each of the two years in the period ended December 31, 1996, appearing in the Premier Bancshares, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by Mauldin & Jenkins, LLC, independent auditors, as set forth therein and included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN AS CONTAINED HEREIN, IN CONNECTION WITH THE OFFER DESCRIBED HEREIN, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE CORPORATION.

NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE CORPORATION SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES NOR SUCH AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR, IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            PREMIER BANCSHARES, INC.
                 DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
                               1,000,000 SHARES
                                      OF
                                 COMMON STOCK

                                  PROSPECTUS
                              DATED JULY __, 1998

               PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting compensation, are as follows:

     Securities and Exchange Commission registration fee    $ -----
     Listing fees                                             4,375
     Legal fees                                               6,000
     Accounting fees                                          8,000
     Printing fees                                            5,000
     Miscellaneous expenses                                   1,000

     Total                                                  $ -----

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The provisions of the Georgia Code and the Registrant's Bylaws set forth the extent to which the Registrant's directors and officers may be indemnified against liabilities they may incur while serving in such capacities. Under the Registrant's Bylaws, the Registrant is required to indemnify its officers and directors against reasonable expenses (including attorneys' fees) incurred by them in the defense of any action, suit or proceeding to which they were made a party, or in defense of any claim, issue or matter therein, by reason of the fact that they are or were officers, directors, employees or agents of the Registrant, to the extent that they have been successful, on the merits or otherwise, in such defense. The Registrant's Bylaws also permit indemnification of its directors and officers against any liability incurred in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that they are or were directors or officers of the Registrant or who, while directors or officers of the Registrant, are or were serving at the Registrant's request as directors, officers, partners, trustees, employees or agents of another entity, if they acted in a manner they believed in good faith to be in, or not opposed to, the best interests of the Registrant, or, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful, if a determination has been made that they have met these standards of conduct. Such indemnification in connection with a proceeding by or in the right of the Registrant, however, is limited to reasonable expenses, including attorneys' fees, incurred in connection with the proceeding. The Registrant must also provide advancement of expenses incurred by any director or officer in defending any such action, suit or proceeding upon receipt of an undertaking by or on behalf of such officer or director to repay such advances unless it is ultimately determined that he or she is not entitled to indemnification by the Registrant.

     The Registrant may not indemnify a director or officer in connection with a proceeding by or in the right of the Registrant in which the director or officer was adjudged liable to the Registrant for appropriation of a business opportunity or payment of unlawful dividends, in connection with a proceeding in which he or she was adjudged liable on the basis that he or she improperly received a personal benefit or for intentional misconduct or a knowing violation of law.

     The indemnification provisions of the Georgia Code are essentially identical to those set forth above, except that the Georgia Code permits, but does not require, a corporation to advance expenses under the circumstances for such payments described above.

     The Registrant maintains an insurance policy insuring the Registrant and its directors and officers against certain liabilities, including liabilities under the Securities Act of 1933.

     The Registrant's Articles of Incorporation provide that no director of Premier shall be personally liable to the Registrant or its shareholders for monetary damages for a breach of the duty of care or of any other duty as a director, except in the case of: (i) wrongful appropriation of any business opportunity of the Registrant; (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation or law; (iii) liability for unlawful distributions; or (iv) any transaction from which the director derived an improper personal benefit.

ITEM 16.  EXHIBITS

     The following documents are filed as exhibits to this registration statement on Form S-3:

Exhibit No.    Description
-----------    -----------------------------------------------------------------
4.1            Articles of Incorporation of the Registrant, as amended
               (incorporated herein by reference to Exhibit No. 3.1 to the
               Registrant's Annual Report on Form 10-K for the fiscal year ended
               December 31, 1996)

4.2 Bylaws of the Registrant (incorporated herein by reference to Exhibit No. 3.2 to the Registrant's Form 10-QSB for the quarter ended September 30, 1996)

4.3 Amendment to Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.3 to the Registrant's Form 10-K for the fiscal year ended December 31, 1997)

5              Opinion of Womble Carlyle Sandridge & Rice, PLLC

23.1           Consent of Womble Carlyle Sandridge & Rice, PLLC (included in
               Exhibit 5)

23.2           Consent of Ernst & Young LLP

23.3           Consent of Mauldin & Jenkins, LLC

24             Power of Attorney (included in the signature page to the
               Registration Statement)
--------------------------------------------------------------------------------

ITEM 17.  UNDERTAKINGS

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; provided, however, that notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on July 28, 1998.

                                   PREMIER BANCSHARES, INC.

                                   By:    /s/ Darrell D. Pittard
                                          --------------------------------------
                                   Name:  Darrell D. Pittard
                                   Title: Chairman and Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears on the signature pages to this Registration Statement constitutes and appoints Darrell D. Pittard and Robert C. Oliver, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits hereto and other documents in connection herewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

          Signature                          Title                    Date
          ---------                          -----                    ----
     /s/ John E. Aderhold                    Director            July 28, 1998
     --------------------------------
          John E. Aderhold


     /s/ N. Michael Anderson                 Director            July 28, 1998
     --------------------------------
          N. Michael Anderson


     /s/ George S. Carpenter                 Director            July 28, 1998
     --------------------------------
          George S. Carpenter


     /s/ James L. Coxwell                    Director            July 28, 1998
     --------------------------------
          James L. Coxwell


     /s/ Donald N. Ellis                     Director            July 28, 1998
     --------------------------------
          Donald N. Ellis

     /s/ William M. Evans, Jr.               Director                      July 28, 1998
     ------------------------------
          William M. Evans, Jr.


     /s/ John H. Ferguson                    Director                      July 28, 1998
     ------------------------------
          John H. Ferguson


     /s/ Robert E. Flournoy III              Director                      July 28, 1998
     ------------------------------
          Robert E. Flournoy III


     /s/ James E. Freeman                    Director                      July 28, 1998
     ------------------------------
          James E. Freeman


     /s/ A. F. Gandy                         Director                      July 28, 1998
     ------------------------------
          A. F. Gandy


     /s/ Robin R. Howell                     Director                      July 28, 1998
     ------------------------------
          Robin R. Howell


     /s/ Billy H. Martin                     Director                      July 28, 1998
     ------------------------------
          Billy H. Martin


     /s/ C. Steve McQuaig                    Director                      July 28, 1998
     ------------------------------
          C. Steve McQuaig


     /s/ Robert C. Oliver                    Director, President and       July 28,  1998
     ------------------------------
       Robert C. Oliver                      Chief Operating Officer


     /s/ Thomas E. Owen, Jr.                 Director                      July 28, 1998
     ------------------------------
          Thomas E. Owen, Jr.


     /s/ Darrell D.  Pittard                 Chairman and Chief            July 28, 1998
     ------------------------------
          Darrell D.  Pittard                Executive Officer
                                             (principal executive officer)


     /s/ Michael E. Ricketson                Chief Financial Officer and   July 28, 1998
     ------------------------------
          Michael E. Ricketson               Executive Vice President
                                             (principal financial and
                                             accounting officer)

     /s/ John D. Stephens                    Director                      July 28, 1998
     ------------------------------
          John D. Stephens

     /s/ James E. Sutherland, Sr.
     --------------------------------        Director            July 28, 1998
         James E. Sutherland, Sr.


          /s/ Glenn S. White                 Director            July 28, 1998
          ---------------------------
              Glenn S. White